Exhibit 99.1

CytoSorbents Pre-Announces Preliminary Fourth Quarter and

Full Year 2017 Results and Issues Stockholder Letter

CytoSorbents achieved record growth in 2017 with total revenue of more than $15 million, including CytoSorb sales of approximately $13.2 million, with the goal of achieving sustained operating profitability on a quarterly basis later this year

MONMOUTH JUNCTION, NJ – January 8, 2018 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, pre-announces preliminary unaudited fourth quarter 2017 and full year 2017 results ahead of filing its Form 10-K, and issues a stockholder letter from Dr. Phillip Chan, Chief Executive Officer of CytoSorbents.

2017 Financial Highlights:

The Company expects to announce record results including:

•	Full year 2017 total revenue in excess of $15 million and Q4 2017 total revenue of approximately $4.6 million (range $4.5-4.7M)

•	Full year 2017 CytoSorb sales of approximately $13.2 million (range $13.1 - 13.3M), representing more than 60% growth from $8.2 million in 2016

•	Q4 2017 product sales of approximately $4.2 million (range $4.1 - 4.3M), an increase of approximately 60% from $2.6 million in Q4 2016, and more than 20% sequential growth from $3.4 million last quarter

•	2017 blended gross product margins, between higher margin direct sales and lower margin distributor sales, that exceed 65%

•	More than 35,000 cumulative CytoSorb treatments delivered versus 20,000 a year ago

•	End-of-year cash position of $17.3 million (12/31/17)

Dear Stockholders and Friends,

2017 was another outstanding year for the company, witnessing tremendous growth in both sales and usage of CytoSorb across a broad range of critical care and cardiac surgery applications. Most of the catalysts that have been driving this growth - such as ongoing treatment successes, reorders and published data from the rapidly expanding community of CytoSorb users and thought leaders, partnerships, reimbursement, and geographic expansion - remain in place and continue to develop. Meanwhile, we are diligently pursuing additional catalysts, particularly new high volume applications for CytoSorb. This gives us visibility and confidence that accelerated growth is on the horizon this year and beyond.

Looking forward in 2018, we are targeting the achievement of the unusual but coveted combination of both rapid growth and operating profitability (excluding non-cash expenses and clinical trial costs) on a quarterly basis this year. This is uncommon for a company of our size, but critically important to building a sustainable, highly profitable business that has the flexibility to choose its own destiny.

We believe these goals are possible because of a unique combination of factors that we have strategically and deliberately cultivated since we first began commercializing CytoSorb.

•	First, CytoSorb is a high clinical impact device, addressing “need to have” medical emergencies, and helping to save lives where little else exists to help these patients. This helps to justify strong average selling prices and reimbursement. The support of the major medical societies that advocated for dedicated reimbursement of CytoSorb in Germany, the largest medical device market in Europe and third in the world, is a testament to this
•	Second, CytoSorb is a high margin and excellent value “razorblade disposable” that is compatible with the existing blood pump “razor” infrastructure in hospitals around the world. Our strategic partnerships with industry leaders like Fresenius Medical Care and Terumo Cardiovascular, two of the largest manufacturers of extracorporeal blood pumps and disposables, and Biocon and Dr. Reddy’s Laboratories, speaks to the potentially significant future value that CytoSorb can have on their businesses
•	Third, we leverage a mixed revenue model across 44 countries, combining direct sales with our own sales force in five countries, with lower cost strategic partner and distributor sales in the rest. With this model, we can stay in control and drive our own business, while establishing strong industry partnerships, limiting our fixed expenses, and covering a global footprint

•	Finally, we are the vertically integrated manufacturer of CytoSorb, where our bottom line directly benefits from any and all cost of goods reductions related to volume manufacturing and scale. We expect significant expansion of our product gross margin, particularly as our new manufacturing facility, set to open in the first half of 2018, reaches scaled production

We expect the combination of these factors and tight control of expenses will allow more than 50 cents on every dollar in sales to drop to earnings before interest, taxes, depreciation and amortization (EBITDA) once we achieve true profitability. With the new tax law that cuts the U.S. corporate tax rate from 35% to 21%, and together with our substantial federal net operating losses, we will not pay federal income tax for a long time, increasing our generation of cash.

As one of the fastest growing companies in North America, as named by the Deloitte 2017 Fast 500™ in November 2017, CytoSorbents continues to march forward with its goal of expanding into the United States and bringing our life-saving technology to help those in great need at home. In late December, the FDA approved our investigational device exemption (IDE) application and cleared the way to initiate our REFRESH 2 pivotal trial in cardiac surgery. This trial was designed to provide the clinical data to support U.S. regulatory approval – a first for our company. We expect to obtain central Institutional Review Board (IRB) approval and finalize clinical trial agreements with two of our top enrolling sites from our REFRESH 1 trial this week, with our first patient enrollment shortly thereafter. In parallel, we are working closely with our contract research organization to speed the ramp up of the rest of the trial.

We expect 2018 to be a transformational year for CytoSorbents, with the anticipated combination of rapid growth, operating profitability, and a set timeline for potential U.S. regulatory approval of CytoSorb for the first time. We believe this significantly increases both the probability of long-term success, and the attractiveness of our company to a broader set of investors and potential strategic partners. Meanwhile, we continue to make excellent progress in all aspects of our business, with more exciting updates to come.

On behalf of the Board of Directors and the management team, we are extremely thankful to all of the patients and their families, physicians, nurses, researchers, hospital administrators, and other healthcare personnel worldwide who have put their faith and trust in CytoSorb and our company. We deeply value the strong partnerships we have forged with major corporations down to the smallest of our independent distributors, and are motivated by our collective commitment to helping save lives. Finally, we are proud of, and grateful for, the support and commitment of the more than 80 dedicated employees and consultants of our company, and their families, for making all of this possible.

Wishing everyone a happy, healthy and prosperous 2018!

Dr. Phillip Chan, MD, PhD

Chief Executive Officer

CytoSorbents Corporation

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 44 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents recently received U.S. FDA approval to initiate its pivotal REFRESH (REduction in FREe Hemoglobin) 2 trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury. CytoSorb® has been used in more than 35,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $22 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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CytoSorbents Contact:

Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Pfeffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:

Joshua Berkman

Rubenstein Public Relations

212-805-3055

jberkman@rubensteinpr.com